CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Post-Effective Amendment No. 27 to Registration Statement No. 333-125751 of First Trust Value Line(R) Dividend Index Fund, a series of First Trust Exchange-Traded Fund, on Form N-1A of our report dated July 14, 2006, incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus.


DELOITTE & TOUCHE LLP
Chicago, Illinois


December 15, 2006